The Victory Institutional Funds

VICTORY CAPITAL ADVISERS, INC., Distributor



Service Fee Agreement

[Dealer name]

Ladies and Gentlemen:

This Fee Agreement ("Agreement") confirms our understanding and agreement with respect to payments to be made to you pursuant to any Plan in accordance with the Selling Group Member Agreement between you and us (the "Selling Agreement"), which entitles you to serve as a member of the selling group for certain Funds for which we serve as Distributor. Capitalized terms used but not defined herein shall have the respective meanings set forth in the Selling Agreement.

1. From time to time during the term of this Agreement, we may make payments to you pursuant to one or more service plans (the "Plans") adopted by certain of the Funds. You agree to furnish shareholder and/or administrative services to your customers who invest in and own Fund Shares, including, but not limited to, answering routine inquiries regarding the Funds, processing shareholder transactions, and providing other shareholder services not otherwise provided by a Fund's transfer agent to your customers. With respect to such payments to you, we shall have only the obligation to make payments to you after, for as long as, and to the extent that, we receive from the Fund an amount equivalent to the amount payable to you. The Fund or us, as Distributor, each reserves the right, without prior notice, to suspend or eliminate payments under the Plan or other compensation to you by amendment, sticker or supplement to the then-current Prospectus of the Fund.

2. Any such fee payments shall reflect the amounts described in a Fund's Prospectus, but in any event shall not exceed the amounts permitted by the Plan. Payments will be based on the dollar amount of Fund Shares which are owned by those customers of yours whose records, as maintained by the Funds or the transfer agent, designate your firm as the intermediary of record or is agreed to by us and the intermediary of record. No such fee payments will be payable to you with respect to shares purchased by or through you and redeemed by the Funds within seven business days after the date of confirmation of such purchase.

3. You agree that all activities conducted under this Agreement will be conducted in accordance with the Plans, as well as all applicable state and federal laws, including the Investment Company Act of 1940. You represent, warrant and covenant that the receipt by you of any payment made pursuant to this Agreement is not a violation of any applicable laws, rules or regulations, including, without limitation, the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder. You agree to indemnify and hold harmless us, each Fund, and our own and each Fund's directors, trustees, officers and employees (the "Indemnified Parties") from and against any and all costs, losses, damages, liabilities and expenses, including, without limitation, reasonable attorneys' fees, that may arise or be incurred by the Indemnified Parties, arising from or attributable to any breach of the foregoing representation, warranty and covenant. Each receipt by you of such a payment shall be deemed to be a reaffirmation by you of such representation, warranty and covenant.




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4. At the end of each month (or quarterly,  upon request),  you shall furnish us with a written report describing the amounts payable to you pursuant to this Agreement and the purpose for which such amounts were expended. We shall provide quarterly reports to the Funds' Board of amounts expended pursuant to the Plans and the purposes for which such expenditures were made. You shall furnish us with such other information as shall reasonably be requested by us in connection with our reports to the Board with respect to the fees paid to you pursuant to this Agreement.

5. Unless sooner terminated, this Agreement shall continue automatically for successive annual periods, provided its continuation is specifically approved at least annually in the manner described in Item 8 below. This Agreement may be terminated, with respect to one or more Funds, without penalty, by either of us, upon ten days' prior written notice to the other party. In addition, this Agreement may be terminated by a vote of a majority of the Independent Trustees of the Company as defined in Item 8 below. In addition, this Agreement will be terminated automatically with respect to any Fund upon a termination of the relevant Plan or the Selling Agreement, or if our Distribution Agreement with the Funds terminates.

6. This Agreement may be amended by us from time to time by the following procedure. We will mail a copy of the amendment to you at your address shown below. If you do not object to the amendment within fifteen (15) days after its receipt, the amendment will become a part of this Agreement. Your objection must be in writing and be received by us within such fifteen days. You understand and agree that any Plan may be amended or terminated by the Board at any time without your consent and that we may amend this Agreement accordingly to reflect the same and you will be deemed to agree to such amendment by your acceptance of any further payment we make to you pursuant to the Plan.

7. This Agreement shall become effective as of the date when it is executed and dated by us below. This Agreement and all the rights and obligations of the parties hereunder shall be governed by and construed under the laws of the Commonwealth of Massachusetts.

8. This Agreement has been approved by vote of a majority of (i) the Company's Board of Trustees and (ii) those Trustees who are not "interested persons" (as defined in the Investment Company Act of 1940, as amended) and have no direct or indirect financial interest in this Agreement ("Independent Trustees"), cast in person at a meeting called for the purpose of voting on such approval.

9. All notices and other communications shall be given as provided in the Selling Agreement.

If the foregoing is acceptable to you, please sign this Agreement in the space provided below and return the same to us.

If the foregoing corresponds with your understanding of our agreement, please sign this document and the accompanying copies thereof in the appropriate space below and return the same to us, whereupon this agreement shall be binding upon each of us.


VICTORY CAPITAL ADVISERS, INC.

         By:_____________________________________________

         Insert Name: ____________________________________

         Title: __________________________________________



Agreed to and Accepted:

________________________________  [Selling Group firm]



By:__________________________________________________

Insert Name: ________________________________________

Title: ______________________________________________

Date: _______________________________________________